Exhibit 10.25

VMC HOLDING CORPORATION

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

This Agreement is executed as of the 5th day of November, 2013 (the “Effective Date”), by and among VMC Holding Corporation, a Delaware corporation (the “Company”), Penske Automotive Group, Inc. (“PAG”), Penske Truck Leasing Co., L.P. (“PTL”), PCP Holdings, Inc. (“PCP”) and QEKGS Investment Holdings, LLC (“QEKGS”) and Phoenix Life Insurance Company (“Phoenix”) (each of PAG, PTL, PCP, QEKGS and Phoenix, together with any transferee of their respecting Shares that is permitted hereunder, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, the Company has 10,000 shares of authorized capital stock (these shares together with any other class or series of common or preferred stock that may be authorized, designated or issued by the Company from time to time, the “Shares”);

WHEREAS, the Shares currently consist of: 10,000 Shares of Common Stock (the “Common Shares”), of which 4309.74 Common Shares are issued and outstanding;

WHEREAS, the Stockholders are the collective holders of all issued and outstanding Shares; and

WHEREAS, the Stockholders desire to provide for the ongoing management of the Company in accordance with the wishes of the Stockholders, for certain restrictions on the transfer of Shares, and otherwise to establish their relationship as Stockholders and their and the Company’s rights and obligations with respect to the Shares; and

WHEREAS, the Stockholders desire that this Agreement amend and restate that Stockholders Agreement of the Company dated April 28, 2005.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other valuable consideration, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1.  ELECTION OF DIRECTORS

1.1                               Composition of Board; Voting Agreement.  Subject to the terms of this Agreement, the Board of Directors of the Company shall have six (6) members and one (1) observer.  PCP and PTL shall each have the right to designate one director and PAG and QEKGS shall each have the right to designate two (2) directors.  If it holds of record no less than 3% of the issued and outstanding Common Stock, Phoenix shall have the right to designate one (1) observer (without participation or voting rights of any kind) (the “Observer”) to all Board meetings.  Each of the Stockholders shall vote all Shares held by it (including any Shares that may be hereafter acquired and Shares, if any, in respect of which that Stockholder has been granted a proxy) at any meeting of the Stockholders of the Company called and held for that purpose, and shall sign any consent of Stockholders presented for that purpose, in favor of the election of the Stockholder’s (other than Phoenix) designee(s) as a director(s) of the Company and in favor of Phoenix’ designee as Observer as set forth in this Section 1.1.

The right of each of PCP and PTL to designate one director and each of PAG and QEKGS to designate two (2) directors, as set forth above shall terminate at the time that the relevant Stockholder (together with its Controlled Affiliates as defined below) holds of record less than 5% of the issued and outstanding Common Shares and shall not thereafter be restored by any subsequent acquisition of Common Shares, except that (subject to the second succeeding paragraph below) if a Stockholder whose rights to nominate one or more directors have lapsed subsequently acquires all of the Common Shares held by another Stockholder having a right to nominate one or more directors at the time of transfer, the transferee of such Shares shall acquire also that right.

Subject to the next succeeding paragraph below, if the right of any Stockholder to designate one or more directors under this Section 1.1 ceases in accordance with the terms of these Sections, the director position(s) that that Stockholder had a right to designate shall be nominated by the Company’s Board of Directors and elected by the affirmative vote of a majority of the then outstanding Common Shares voting as a single class.  Any Stockholder (other than Phoenix) that loses its right to appoint one or more directors pursuant to this Section 1.1, due to holding of record less than 5% of the issued and outstanding Common Shares, shall have the right to appoint one observer (without participation or voting rights of any kind) to all Board meetings as long as such Stockholder holds of record 3% of the issued and outstanding Common Shares, after which the right to appoint an observer shall cease.

1.2                               Transferability.  Any person’s right to designate one or more directors (or appoint an observer) under Section 1.1 may be transferred only in connection with a transfer of all of the Common Shares then held by the person having that right.

1.3                               Removal of Directors.  The directors designated (or observers appointed) pursuant to Section 1.1 may be removed with or without cause by, and only by, the affirmative vote of a majority of the Common Shares entitled to vote for their election, given either at a special meeting of the holders of such Shares duly called for that purpose, or by written consent of those holders in accordance with Delaware law, provided that such majority must include the applicable nominating Stockholder.

ARTICLE 2.  CERTAIN COMPANY ACTIONS REQUIRING SPECIAL APPROVAL;

CERTAIN AGREEMENTS

2.1                               Special Approval Rights.  In addition to any requirements that may from time to time be imposed under the Company’s Certificate of Incorporation or Bylaws or under applicable law, each of the following actions shall require special approval as set forth below:

A.                                    PAG, QEKGS, PCP, PTL.  The following actions shall require the approval of a director nominated by PAG, a director nominated by QEKGS, and at least one of the directors nominated by PCP or PTL and, if requested by a director, the approval of 85% of the then outstanding Common Shares then held by PAG, QEKGS, PCP and PTL, voting as a single class by written consent or at a special meeting called for that purpose in accordance with Delaware law:

(i)                                     Any material change to the Company’s Certificate of Incorporation or Bylaws, without regard as to whether the change would otherwise require the approval of the Company’s Stockholders;

(ii)                                  The declaration or payment by the Company of any dividend or distribution on its Common Shares, other than a distribution payable solely in cash or Common Shares ratably to all holders of Common Shares;

(iii)                               The redemption, acquisition, or purchase by the Company of any Shares of its capital stock or any options, warrants, or rights exercisable for or convertible into such Shares, other than redemptions, purchases, or acquisitions effected pursuant to the terms of issuance of such Shares or other securities or rights, and that were approved at the time of such issuance by a PAG, QEKGS, and PCP director designee (if PAG or QEKGS or PCP were a shareholder at the time of issuance) or a redemption pursuant to Section 4.6;

(iv)                              Any acquisition of or investment in any person, including an acquisition or investment that, in the reasonable business judgment of PAG, competes, directly or indirectly, with the business of PAG as at the date of investment or acquisition or that could reasonably be expected to impair that PAG’s business relationships with original equipment manufacturers;

(v)                                 The guarantee by the Company or a subsidiary of the obligations of any person other than a wholly-owned direct or indirect subsidiary;

(vi)                              Except in accordance with a divestiture otherwise specifically contemplated by Article 4 of this Agreement, any material change in the principal business of the Company and its direct or indirect subsidiaries, determined on a consolidated basis, the divestiture by the Company of any material direct or indirect subsidiary (whether by means of a sale of stock, a merger, or a sale of substantially all of the assets of such material direct or indirect subsidiary) or the divestiture by the Company or any material direct or indirect subsidiary of any material business unit thereof;

(vii)                           Any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange, or lease of assets, property, or services) with any Affiliate unless (x) such transaction or series of related transactions is on terms that are no less favorable to the Company or its subsidiary, as applicable, than would be available in a comparable transaction in arm’s-length dealings with an unrelated third party and (y) such transaction or series of related transactions involves payments of not more than $100,000 in the aggregate; provided, however, that this restriction shall not apply to the payment of reasonable and customary fees to directors of the Company or its subsidiaries; to the Company’s employee compensation and other benefit arrangements, or to payments, or services provided, under the Management Agreement among the Company, PTL, PAG, PCP, and Gates Group Capital Partners LLC (an Affiliate of QEKGS),  dated as of the date hereof as such may be amended or amended and restated from time to time in accordance with the terms thereof;

(viii)                        The Company or any subsidiary incurring any indebtedness for borrowed money that exceeds amounts permitted under the then-existing credit facilities of the Company and its subsidiaries, including any renewals thereof, in any one (1) year in excess of $1,000,000 outstanding at any one time except as set forth in the business plan approved by the Board of Directors of the Company;

(ix)                              Creating liens or security interests, other than liens or security interests granted to secure indebtedness permitted under the Section 2.1(viii), upon any of the real or personal property of the Company or its subsidiaries representing obligations in excess of $250,000;

(x)                                 The issuance of Equity Securities (other than a distribution ratably to all holders of Common Shares or an issuance to avoid the occurrence or continuance of an event of default under the Company’s credit facilities), the issuance of any options, restricted stock, stock appreciation rights or similar equity interests (other than pursuant to the Option Plan) or effecting any recapitalization, reclassification or reorganization of the Company or any material subsidiary;

(xi)                              The Company or any subsidiary incurring any capital expenditures that, individually or in the aggregate, exceed the capital expenditure budget by more than $250,000 in any year;

(xii)                           The Company or any subsidiary entering into any joint venture;

(xiii)                        Effecting the dissolution or liquidation of the Company or any subsidiary;

(xiv)                       Entering into any vendor contract or agreement with a term in excess of 60 months or which obligates the Company or any subsidiary to pay amounts in the aggregate in excess of $500,000, net of customer reimbursements, in any twelve (12) month period;

(xv)                          The Company or any subsidiary entering into any lease of real or personal property with a term in excess of sixty (60) months (excluding renewal option terms) or which obligates the Company to pay rental amounts in the aggregate in excess of $250,000, net of customer reimbursements and in excess of budget in any twelve (12) month period;

(xvi)                       The execution of any agreement or the adoption by the Company of any resolution to do any of the foregoing unless such agreement or resolution is expressly conditioned on receipt of the requisite approval.

The rights of PAG, PCP, PTL and QEKGS under this Section 2.1A are not transferable.

B.                                    Expansion or Contraction of Board.  The expansion or contraction of the Board of Directors to a number above or below six, shall require the approval of the directors nominated by each of PAG, PTL, PCP and QEKGS, and if requested by any of those directors, the approval of 85% of the then outstanding Common Shares then held by PAG, QEKGS, Phoenix, PCP and PTL respectively, voting as separate classes by written consent or at a special meeting called for that purpose in accordance with Delaware law.

C.                                    Compensation and Audit Committees.  The Board shall form and maintain a Compensation Committee and an Audit Committee, each comprised of a PAG Designee, a PCP Designee and a QEKGS Designee.  The Compensation Committee and the Audit Committee shall have authority and responsibilities of the sort typically associated with private company compensation and audit committees, which shall be set forth in a committee charter reasonably acceptable to QEKGS.

2.2                               Certain Security Issuances.  If the holders of 50.1% of the then outstanding Common Shares, in their reasonable business judgment, conclude that it is necessary for the Company to raise additional equity capital in order for the Company to avoid a covenant default under its then principal credit facility or to comply with legal regulations applicable to it, then each of the directors and Stockholders shall vote to approve such issuance and take such other actions, such as approving an amendment to the Company’s Certificate of Incorporation to increase or change its authorized capital to effect the offering, as may be reasonably necessary to effectuate the offering; provided that the securities offered are offered at fair market value, as determined in accordance with reasonable procedures and methods established by the Board of Directors, and each Stockholder is offered the pre-emptive rights provided for in Article 3 of this Agreement.

2.3                               Certain Definitions and Clarifications.  For the purposes of this Agreement:

A.                                    The term “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

B.                                    The term “Controlled Affiliate” shall mean an Affiliate of which the pertinent person has the right by virtue of the ownership of Equity Securities in that Affiliate or by voting agreement to elect a majority of the Board of Directors or similar governing body.

C.                                    The term “Equity Securities” shall mean, as applicable, any Common or Preferred Stock of the Company, and any security, right or interest, directly or indirectly convertible into or exchangeable or exercisable for Common or Preferred Stock of the Company, including, without limitation, rights, warrants, or options to subscribe for or to purchase Common or Preferred Stock.

D.                                    The term “hold of record” shall include for any Stockholder, Shares held of record by a Controlled Affiliate of such Stockholder.

E.                                     For the purposes of subsection 2.1(A)(vi) above, the term “material” shall mean assets constituting 10.0% or more of the Company’s consolidated assets as of the end of the immediately preceding fiscal quarter, or assets or operations accounting for 10% of the Company’s consolidated revenues for the twelve (12) months ending on the last day of the immediately preceding fiscal quarter determined in each case by reference to the Company’s regularly prepared financial statements .

F.                                      The term “Option Plan” shall mean any employee option plan (providing, together with all other such plans previously adopted by the Company) for the issuance of not more than 10% of the Company’s then outstanding Common Shares, whether as options, restricted stock, stock appreciation rights, or similar equity interests to employees and service providers to the Company approved by the Board of Directors.

ARTICLE 3.  PRE-EMPTIVE AND RELATED RIGHTS

3.1                               Grant of Rights.  If the Company hereafter proposes to issue or sell any Equity Securities (other than (A) as a dividend payable solely and ratably in Common Stock on its outstanding shares of Common Stock or (B) pursuant to an Option Plan), the Company shall first offer to each of the Stockholders a portion of the number or amount of such securities proposed to be so sold equal to the product of (x) the number of Shares or amount proposed to be so issued and sold (on an as converted basis, if applicable) multiplied by (y) a fraction, the numerator of which is the number of issued and outstanding Shares then owned by such Stockholder prior to such issuance and the denominator of which is the total number of issued and outstanding Shares then issued and outstanding and held by persons having pre-emptive and related rights under this Section 3.1, for the same price and upon the same terms and conditions as the securities are being offered in such transaction.

3.2                               Procedures.

A.                                    If, in accordance with this Article 3, the Company determines to issue additional Equity Securities, it shall cause an officer to give each Stockholder notice, specifying in reasonable detail the nature and type of securities being offered and the price at which they are being offered, at least twenty-one (21) days before issuing any such securities.  Within twenty (20) days of the receipt of that notice, each Stockholder shall have the right, by giving notice to the designated officer, but not the obligation, to purchase the securities being offered as provided herein.

B.                                    Any Stockholder desiring to exercise its pre-emptive and related rights hereunder must give to the Company written notice of its election to purchase up to a specified number of the securities proposed to be offered by the close of business on the twentieth (20th) day after the notice required by Section 3.2 was given to it.  Such response shall set forth the Stockholder’s acceptance of the offer and designate a number of Shares (or, if applicable, a value of securities) to be purchased by such Stockholder, which number may be fewer than, equal to, or more than the number of Shares that such Stockholder has a right to purchase under Section 3.1.  If any Stockholder does not elect to purchase all of the offered Equity Securities that it has right to purchase under Section 3.1, the securities remaining shall be allocated to each other electing Stockholder in one or more successive allocations, up to the number or amount of securities specified in the election, pro rata, in the same proportion as the total number of Common Shares held by that electing Stockholder bears to the total number of issued and outstanding Shares held by all electing Stockholders electing to purchase more than the maximum number of shares that they are entitled to purchase.

C.                                    Not later than ten (10) days after the date on which this offer of rights expires, the Company shall notify each electing Stockholder of the time and place of closing, the number or amount of securities allotted to it, and the purchase price therefor, whereupon each such electing stockholder shall become legally obligated to purchase such securities at the price and on the terms offered.

D.                                    Following the expiration of the offer and the giving of the notice required by Section 3.2A, the Company may thereafter offer and sell any of the Equity Securities not purchased by the Stockholders for a period of one hundred twenty (120) days on the terms and conditions set forth in the original notice to the Stockholders.  Any of the Equity Securities not sold during that period may not thereafter be sold without first complying with the requirements of this Article 3.

ARTICLE 4.  PROVISIONS RESTRICTING AND RELATING
TO THE TRANSFER OF SHARES

4.1                               General Restriction on Transfer.  In addition to any other restriction under applicable federal or state securities laws, no Stockholder shall transfer, give, donate, pledge, hypothecate, or otherwise encumber, alienate, or dispose of (or agree to do any of the foregoing) (“Transfer”) to any person, whether voluntarily or by operation of law (subject to Article 5), any Shares now held or hereafter acquired by such Stockholder, except for Permitted Transfers under Section 4.2 or sales made in accordance with the terms and conditions hereafter set forth in this Agreement.  Notwithstanding any other provision of this Agreement, except with respect to Sections 4.4, 4.5, or 4.6, a Stockholder, other than PAG, will not, except by operation of law, Transfer any Shares of Common Stock that it may hold prior to the sixth (6th) annual anniversary of the Effective Date.

4.2                               Permitted Transfers.  Subject to all provisions of this Article 4 relevant to the Transfer, any Stockholder may Transfer Shares held by it to a Controlled Affiliate or to the Company or among the Stockholders.  Any person to whom Shares held by a Stockholder are transferred in accordance with this Section 4.2 is hereinafter referred to as a “Permitted Transferee.”  The Transfer to a Permitted Transferee shall activate only Sections 4.8 and 4.9 of this Article 4.

4.3                               Rights of First Offer.

A.                                    Subject to the terms and conditions specified in this Section 4.3, and applicable securities laws, in the event any Stockholder proposes to offer or sell any Shares other than to a Permitted Transferee or other than in a transaction to which Sections 4.4, 4.5 or 4.6 applies, the selling Stockholder shall no less than thirty (30) days prior to effecting such sale make an offer of such Shares to each of the other Stockholders in accordance with the following provisions of this Section 4.3.  A Stockholder shall be entitled to apportion the right of first offer hereby granted it among itself and its Controlled Affiliates in such proportions as it deems appropriate.

B.                                    The selling Stockholder shall deliver a notice (the “Offer Notice”) to each of the other Stockholders stating (i) its bona fide intention to offer such Shares, and (ii) the number of such Shares to be offered and the terms and price on which they will be offered.

C.                                    By written notification received by the Company, within twenty (20) calendar days after mailing of the Offer Notice, each of the other Stockholders may elect to purchase or obtain, at the price, if any, and on the terms specified in the Offer Notice (if a price is specified), up to that portion of such Shares which equals the proportion that the number of Shares of issued and outstanding Common Stock then held by such other Stockholder bears to the total number of Shares of issued and outstanding Common Stock of the Company then held by all Stockholders other than the selling Stockholder.  The selling Stockholder shall promptly, in writing, inform each other Stockholder that elects to purchase all the Shares available to it (each, a “Fully-Exercising Investor”) of any other Stockholder’s willingness or failure to do likewise.  During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Stockholders were entitled to subscribe but which were not subscribed for by the Stockholders which is equal to the proportion that the number of Shares of Common Stock issued and then held by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held by all Fully-Exercising Investors who wish to purchase such unsubscribed shares.

D.                                    If (i) all the Shares referred to in the Offer Notice are not elected to be purchased or obtained on the terms set forth in the Offer Notice and (ii), as to Stockholders other than PAG, the Offer Notice had been sent on or after the sixth (6th) anniversary of the Effective Date, the selling Stockholder may, during the one hundred twenty (120) day period following the expiration of the period provided in Section 4.3C hereof, offer all of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Seller does not enter into an agreement for the sale of these Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Stockholders in accordance with this Section 4.3.

E.                                     If (i) all the Shares referred to in the Offer Notice are not elected to be purchased or obtained on the terms set forth in the Offer Notice and (ii) the Offer Notice had been sent by a Stockholder other than PAG prior to the sixth (6th) anniversary of the Effective Date, such Shares may not be offered for sale to a third party except as provided in Section 4.6.

F.                                      The provisions of this Section 4.3 shall not apply to any sale effected pursuant to Sections 4.4 or 4.5 or 4.6 hereof.

4.4                               Take-Along Rights.

A.                                    Subject to the rights of PAG in Section 4.4D, if at any time after the fifth  anniversary of the effective date of this Agreement, PAG, PTL and PCP wish to sell all, but not less than all, of the Shares then collectively held by them in one transaction or a series of similar transactions and QEKGS has not delivered the Sale Request to the Stockholders pursuant to Section 4.6(A) (a “Control Transaction”), PAG, PTL and PCP may in their sole collective discretion, require each other Stockholder (in such capacity, a “Take-Along Stockholder”) to sell all (but not less than all) of the Shares then held by it to such purchaser in accordance with this Section 4.4; provided that such Take-Along Stockholder shall only be required to sell its Shares at the same price per Share and upon substantially the same terms as the Stockholders that initiated the “Take-Along” action.

B.                                    If PAG, PTL, and PCP elect to exercise their Take-Along Right in connection with a Control Transaction, they shall deliver a notice to each Take-Along Stockholder and to the Company, setting forth the terms of the Control Transaction (including the proposed closing date for its consummation, which shall not be fewer than sixty (60) days after the effective date of such notice) and all documents required to be executed by each Take-Along Stockholder to consummate that Control Transaction.  Each Take-Along Stockholder shall deliver to PCP, PTL, and PAG at least seven (7) days prior to the proposed closing date, all documents previously furnished to the Take-Along Stockholder for execution in connection with the Control Transaction.  If any Take-Along Stockholder fails to deliver these documents and the transaction is subsequently consummated, the Company shall cause its books and records to show that the Shares represented by the defaulting Stockholder are bound by the provisions of this section and that Shares held by it shall be transferred only to the third party who purchased the Shares in the Control Transaction.

C.                                    PAG, PTL, and PCP shall have one hundred eighty (180) days from the date of its notice referred to above to consummate any Control Transaction and, promptly after such consummation, shall notify the Company and each Take-Along Stockholder to that effect and furnish evidence of the sale (including the time of sale) and of the terms thereof as any Take-Along Stockholder may reasonably request.  PAG, PTL, and PCP shall also cause to be remitted to each Take-Along Stockholder the proceeds of the sale attributable to the sale of that Take-Along Stockholder’s Shares not later than the second business day following the sale (subject to any agreed holdbacks or escrows in connection with such sale.  If any Control Transaction is not consummated prior to the expiration of the one hundred eighty (180) day period referred to in this section, PAG, PTL, and PCP may not thereafter consummate the proposed Control Transaction and shall return to each Take-Along Stockholder all documents previously delivered to them in connection with that Control Transaction.

D.                                    PTL and PCP shall notify PAG not less than thirty (30) days prior to any anticipated exercise of its rights under this Section 4.4.  Within such thirty (30) day period, PAG shall have the right to make an offer, which must remain open for not less than thirty (30) days, to purchase all, but not less than all, of the Company’s outstanding Shares by giving notice to QEKGS, PTL, and PCP, which notice shall include the price (the “PAG Offer Price”) and other material terms of such offer.  If such offer is accepted by all of QEKGS, PTL, and PCP while the offer is open, QEKGS, PCP and the other Stockholders (including Phoenix) shall sell their respective Shares to PAG, and PAG shall purchase all of such Shares, at the PAG Offer Price and on the other terms and conditions set forth in PAG’s notice.  The terms of any contemplated third party sale, closing procedures and other matters set forth in Sections 4.4B and 4.4C (including as to escrows, holdbacks, and the delivery of purchase price and Shares to be sold) shall be applicable to the PAG purchase.  If PAG does not exercise its right to make an offer to purchase (or affirmatively declines to make such an offer) within the thirty (30) day period specified above, or if any of QEKGS, PTL or PCP do not accept PAG’s offer to purchase Shares, PAG, PTL, and PCP may thereafter for a period of one hundred and eighty (180) days sell the Shares and exercise its rights under the terms hereof, provided however, that prior to any sale under this Section 4.4 at a price below the PAG Offer Price or on terms materially less favorable to QEKGS, PTL, and PCP than those set forth in the PAG Offer, PAG, PTL, and PCP shall again comply with the terms of this Section 4.4D.

E.                                     Notwithstanding anything in this Section 4.4 to the contrary, (i) there shall be no liability on the part of any Stockholder to any other Stockholder if any sale of Shares pursuant to this Section 4.4 is not consummated for whatever reason, and (ii) there shall be no liability on the part of PAG to any other Stockholder, except for its failure to comply with the terms of its offer (if any) under Section 4.4D.  It is understood that PTL, PCP and PAG, in their sole collective discretion, shall determine whether to effect a sale of Shares to any person pursuant this Section 4.4.

F.                                      If the provisions of both this Section 4.4 and Section 4.5 apply to a transaction, the provisions of Section 4.5 shall govern.

4.5                               Other Stockholder Tag-Along Rights.

A.                                    If at any time, any Stockholder (in such capacity, the “Selling Stockholder”) wishes to sell all but not less than all, of the Shares then held by it to any person (other than a sale by QEKGS, Phoenix, PTL, and PCP to PAG pursuant to Section 4.4D above, a Permitted Transfer pursuant to Section 4.2, or a sale pursuant to Section 4.6), then each other Stockholder (in such capacity, a “Tag-Along Stockholder”) may, in its discretion, require the Selling Stockholder to sell all of such Tag-Along Stockholder’s Shares pursuant to such sale at the same price and substantially upon the same terms as the Selling Stockholder proposes to sell its Shares.

B.                                    If at any time, a Selling Stockholder wishes to sell less than all of the Shares then held by it to any person, then each Tag-Along Stockholder may, in its discretion, require the Selling Stockholder to sell a portion of such Tag-Along Stockholder’s Shares pursuant to such sale at the same price and substantially upon the same terms as the Selling Stockholder proposes to sell its Shares.  In connection with such sale, each Tag-Along Stockholder shall have the right to sell up to that number of Shares (such Tag-Along Stockholder’s “Included Amount”) equal to the product of X multiplied by Y, where:

X = the total number of Shares proposed to be sold by the Selling Stockholder, and

Y = a fraction, the numerator of which is the number of Shares owned by such Tag-Along Stockholder and the denominator of which is the number of Shares owned by all Tag-Along Stockholders who wish to participate in the sale of shares pursuant to this Section 4.5B plus the total number of Shares owned by the Selling Stockholder.

C.                                    In connection with a sale under this Section 4.5, the Selling Stockholder shall deliver a written notice to each other Stockholder and the Company (i) setting forth the terms of any sales to which this Section applies, (ii) offering such other Stockholder the right (the “Tag-

Along Right”) to have such Stockholder’s Shares included in such sale in accordance with Section 4.5A or B above, and (iii) specifying the number of Shares equal to such Tag-Along Stockholder’s Included Amount (which in the case of a sale of all of the Shares under Section 4.5A  shall be all of such Tag-Along Stockholder’s Shares) with respect to such sale, together with all documents required to be executed by such Tag-Along Stockholder in order to include such Tag-Along Stockholder’s Shares in such sale.  If any Tag-Along Stockholder exercises its Tag-Along Right in connection with any sale, such Tag-Along Stockholder shall deliver to the Selling Stockholder, prior to the expiration of the thirty (30) day period commencing on the date of the Selling Stockholder’s notice, the certificate or certificates representing the number of Shares such Tag-Along Stockholder desires to include in such sale (which number may be less than such Tag-Along Stockholder’s Included Amount with respect to a sale under Section 4.5B only), duly endorsed, together with all documents previously furnished to such Tag-Along Stockholder for execution in connection with such sale.  Delivery by any Tag-Along Stockholder of such certificate or certificates representing Shares and such other documents shall constitute an irrevocable exercise by the Tag-Along Stockholder of its Tag-Along Right with respect to such sale.  To the extent any Tag-Along Stockholder exercises its Tag-Along Right with respect to a sale under Section 4.5B, the number of Shares proposed to be sold by the Selling Stockholder Seller pursuant to such sale shall be correspondingly reduced.

D.                                    The Selling Stockholder shall have up to one hundred eighty (180) days from the date of its notice referred to in Section 4.5C above to consummate any sale and, promptly after such consummation, shall notify the Company and each Tag-Along Stockholder to that effect and shall furnish evidence of such sale (including the time of sale) and of the terms thereof as the Company or such Tag-Along Stockholder may reasonably request.  No later than the fifth day following such sale, the Selling Stockholder shall cause to be remitted (subject to any escrows or agreed holdbacks) to each Tag-Along Stockholder the proceeds of such sale attributable to the sale of such Tag-Along Stockholder’s Shares.  If any such sale is not consummated prior to the expiration of the 180-day period referred to in this Section 4.5D, the Selling Stockholder may not consummate such sale unless the Selling Stockholder again provides the Tag-Along Rights contemplated above to the other Stockholders and shall return to each Tag-Along Stockholder all certificates representing Shares that such Tag-Along Stockholder previously delivered to the Selling Stockholder in connection with such sale.

E.                                     Notwithstanding anything in this Section 4.5 to the contrary, there shall be no liability on the part of any Selling Stockholder to any Stockholder if any sale of Shares pursuant to this Section 4.5 is not consummated for whatever reason.  It is understood that each Selling Stockholder, in its sole discretion, shall determine whether to effect a sale of Shares to any person pursuant this Section 4.5.

4.6                         QEKGS Exit Right.

A.                                    From and after the fifth (5th) anniversary of the Effective Date and prior to initiating purchase and sale discussions with potential third party purchasers hereunder, but subject to the terms and conditions specified in this Section 4.6 and applicable securities laws, QEKGS may notify the other Stockholders of its and Phoenix’s intention to sell all of their Shares (such Shares of QEKGS and Phoenix, the “Subject Shares”) either to all of the remaining Stockholders or to a third party purchaser other than a Permitted Transferee.  Prior to initiating purchase and sale discussions with third party purchasers hereunder, QEKGS will deliver a written sale request (the “Sale Request”) to such other Stockholders.  In addition, neither QEKGS nor Phoenix nor their representatives may continue or initiate purchase and sale discussions with third party purchasers or their representatives during the pendency of the actions and time periods contemplated by this Section 4.6.  Within sixty (60) days of the Stockholders’ receipt of the Sale Request, PAG, PTL, PCP and QEKGS will attempt to reach agreement on the fair market value of the Subject Shares without taking into account any “control premium” or the illiquid nature of the investment in the Company.

B.                                    Should PAG, PTL, PCP and QEKGS fail to reach agreement on the fair market value of the Subject Shares, PAG, PTL and PCP, collectively on the one hand, and QEKGS, on the other hand, shall each engage, at its own expense, an investment banking firm of recognized national standing to act as an appraiser to appraise the Subject Shares without taking into account any “control premium” or the illiquid nature of the investment in the Company.  The two (2) appraisers shall each issue their respective reports determining the fair market value of the Subject Shares within sixty (60) days of their respective engagement.

C.                                    The two (2) investment banking firms’ determinations of fair market value of the Subject Shares shall be averaged to determine the final value of the Subject Shares (the “Subject Shares Value”).

D.                                    Following completion of the appraisal procedures set forth above, PAG, PCP and PTL shall collectively have a period of thirty (30) days to determine whether or not (i) to proceed with QEKGS with the offer and sale of all Subject Shares at the Subject Shares Value or (ii) to proceed to recapitalize the Company or its subsidiary so that the Company and/or its subsidiary could cause a redemption of the Subject Shares at the Subject Shares Value, or (iii) to engage in other transactions aimed at a disposition of the Subject Shares at the Subject Shares Value to a third party (such determination, the “Penske Determination”).

E.                                     Should PAG, PCP and PTL determine to proceed with QEKGS with the offer and sale to a thirty party of all outstanding Shares, Phoenix shall join with all of the Stockholders and agree to the offer and sale of its Shares on the same basis as all of the other Stockholders and all of the Stockholders will exercise their best commercial efforts to complete the sale of all of the Shares of the Company or the shares or assets of the Company’s subsidiary, QEK Global Solution (US), Inc., a Delaware corporation (“QEK”).  To assist with the sale of the Shares of the Company or of the shares or assets of QEK, PAG and QEKGS will jointly proceed promptly to select an investment banker of recognized national standing.

F.                                      Should PAG, PCP and PTL determine to proceed with a transaction contemplated by Sections 4.6D(ii) or 4.6D(iii), a transaction will be consummated within six (6) calendar months following such Penske Determination.

G.                                    Should no transaction contemplated by Sections 4.6D(i), 4.6D(ii) or 4.6(D)(iii) be completed within six (6) calendar months following the Penske Determination, not later than thirty (30) days after such six (6) month period QEKGS may in its sole discretion require in writing PAG, PCP and PTL to initiate a marketing and sale process pursuant to which all Stockholders and the Company would seek a purchaser of all outstanding Shares of the Company (the “Company Sale Notice”).  All Stockholders shall use their respective commercially reasonable efforts to aid in the consummation of such purchase and sale transaction.

H.                                   With respect to any transaction contemplated by Sections 4.6D(i), 4.6D(ii), 4.6D(iii) or 4.6G, Phoenix agrees to sell its Shares and execute and deliver the purchase and sale agreement, as finally negotiated by the other Stockholders, and pursuant to such agreement Phoenix shall make representations and warranties and provide indemnification on the same terms and conditions as are applicable to QEKGS (and, in any event, on a several, and not joint and several, basis).

I.                                        Should PAG, PCP and PTL determine to proceed with a transaction contemplated by Section 4.6D(iii), or if QEKGS determines to proceed with a marketing and sale process contemplated by Section 4.6G, QEKGS may nevertheless delay such transaction at any time for a period not to extend beyond the date thirty six (36) months after the date of such determination if, in QEKGS’s reasonable discretion, material adverse events (either in the economy generally or in the industry in which QEK conducts business specifically) have occurred after the Sale Request that could depress the value of the Shares and/or the shares or assets of QEK.  QEKGS may initiate such delay by written notice to PAG, PCP and PTL and may thereafter rescind such delay whenever, in the reasonable determination of QEKGS, such material adverse event(s) have sufficiently passed such that the value of the Shares and/or the shares or assets of QEK are no longer so adversely impacted.

J.                                        Each Stockholder will bear its respective share of the costs of any such actual or proposed purchase and sale of Shares to a third party purchaser who is not a Permitted Transferee to the extent such costs are incurred for the benefit of such Stockholders; provided that QEKGS and Phoenix will, on a proportionate basis, pay all costs and fees incurred with a sale process involving the sale to a third party purchaser of only the Subject Shares including relating to the engagement of an investment banker.

K.                                   If (i) QEKGS does not issue a Company Sale Notice in accordance with Section 4.6G, (ii) the Company Sale Notice does not result in a completed transaction for the sale of all of the outstanding Shares of the Company within six (6) months after the Company Sale Notice or if the Stockholders agree in writing to abandon the marketing and sale process initiated under Section 4.6G, or (iii) QEKGS exercises its delay right arising under Section 4.6I, the Stockholders rights under Section 4.4 shall again become effective.

L.                                     QEKGS may only exercise its rights under Section 4.6 (including, for the avoidance of doubt, delaying and reinstating a purchase and sale process pursuant to Section 4.6I) only once after the fifth anniversary of the Effective Date.

4.7                               Cooperation.  The Company and the Stockholders shall use their respective commercially reasonable best efforts to aid in the consummation of any Control Transition or any transaction contemplated by Section 4.5 or 4.6, and in connection therewith, shall execute and deliver if so required a purchase agreement contemplated by a letter of intent, if applicable, or otherwise pursuant to which each Stockholder will severally (but not jointly) make representations and warranties relating to its ownership of and title to the Shares and provide indemnification in respect of such representations or warranties on the same terms and conditions as are applicable to the other Stockholders; provided that the sole source for payment of any such indemnity will be funds from the net proceeds otherwise distributed to the Stockholders.  All Stockholders will bear their respective share of the costs of any actual or proposed purchase and sale to the extent such costs are incurred for the benefit of all Stockholders and not otherwise paid by the Company or the acquiring party.  Costs incurred by Stockholders for their own behalf will not be considered costs of such purchase and sale; provided, that in any event, the Company will pay the reasonable attorneys’ fees of one counsel chosen by the Stockholders to represent their interests.

4.8                               Obligations Upon Transfer.  No Transfer (which, as used in this Agreement, shall include Transfers to Permitted Transferees) of any Shares permitted under this Agreement shall be effective unless the Company shall have received the favorable opinion of legal counsel of the Company or of other legal counsel acceptable to the Company to the effect that such Transfer is made in compliance with or is exempt from applicable securities laws.  No Transfer of any Shares shall relieve the transferor from any of its obligations to the Company hereunder except to the extent that such obligations are assumed by the transferee in a legally valid and binding agreement and such transferee has complied with all provisions of this Section 4.8.  All Transfers shall be by instrument in form and substance satisfactory to the Company’s Board of Directors and shall include (A) a written, legally binding agreement of the transferee accepting all of the terms and conditions of this Agreement and an executed counterpart of this Agreement, as then in effect; (B) suitable representations by the transferee, including a representation by the transferee that such Transfer was made in accordance with all applicable laws and regulations and covering such other matters as the Company’s Board of Directors may reasonably require; and (C) all such other instruments and agreements as the Company’s Board of Directors may reasonably deem to be necessary or desirable to effectuate such Transfer.

4.9                         Invalid Transfers.  Any purported Transfer of Shares not in accordance with the provisions of this Agreement shall be void and ineffective and shall not operate to Transfer any interest or title in such Shares to the purported transferee.  The Company shall not cause or permit any Transfer of any Shares to be registered on its books unless such Transfer is made in accordance with the terms of this Agreement.  The Company shall be protected in relying on the record of Stockholders maintained by it or on its behalf for all purposes, notwithstanding any notice of any purported Transfer to the contrary.

ARTICLE 5.  RIGHTS TO PURCHASE

5.1                         Right to Purchase.  The Company and each Stockholder shall have the rights set forth below to purchase all, but not less than all, of the Shares held by any Stockholder (which for the purposes of this Article 5 shall include any Shares acquired by the Stockholder or his or her personal representative prior to the closing of a purchase by the Company or the other Stockholders and after the date of the event giving rise to the rights to purchase) in accordance with the provisions of this Article 5.

A.                                    If Shares owned by any Stockholder shall become subject to sale or other Transfer by reason of (i) bankruptcy or insolvency proceedings, whether voluntary or involuntary, (ii) attachment or garnishment; (iii) distraint, levy, execution or other involuntary transfer, then such Stockholder shall give the Company written notice thereof promptly upon the occurrence of such event, stating the terms of such proposed Transfer, the identity of the proposed transferee, the price or consideration, if any, for which the Shares are proposed to be transferred, and the number of Shares and type and number of other interest to be Transferred.  Upon receipt of such notice, or, failing such receipt, when the Company otherwise obtains actual knowledge of such Transfer, the Company shall have the right to purchase from the Stockholder and the transferee of such Stockholder’s Shares, and, upon exercise of this option, the Stockholder, and any transferee of such Stockholder’s Shares, and any such transferee shall be obligated to sell, all of the Shares owned by such persons and acquired from the Stockholder immediately prior to the occurrence of such event (or subsequently acquired as provided above), as shall be specified in the notice of exercise, for the price and upon such terms as set forth in Section 5.1B.

If any Shares held by a Stockholder or his or her personal representative are transferred by operation of law (e.g., in the event of the bankruptcy of a Stockholder or the attachment or garnishment of Shares), the transferee shall receive such Shares subject to the provisions of this Agreement, including, but not limited to, the rights granted to the Company and the other Stockholders to acquire such Shares.

B.                                    Fair market value shall be determined in good faith by a majority of the members of the Board of Directors (which, if the Stockholder whose Shares are to be purchased is PAG, PTL or PCP, shall include at least one QEKGS Designee) and promptly communicated to all Stockholders; provided that if the Stockholder whose Shares are to be purchasable for fair market value believes that the value determined by the Board is less than the actual value of the Shares, such Stockholder shall be entitled to request a valuation by an appraiser or investment banker reasonably acceptable to both that Stockholder and the Board of Directors, and the fair market value as determined by that appraiser or investment banker shall be final and binding on parties as the fair market value for the Shares.  Any request for such an evaluation must be made within ten (10) days after notice of the Board of Directors’ determination of fair market value has been delivered to the selling Stockholder, and any valuation shall be made within thirty (30) days of the date on which it is requested, promptly communicated to the Company and to all Stockholders.  Within ten (10) business days after the completion of any such valuation, the Company and any Stockholder shall have the right to revoke any exercise of its right to purchase such Shares (if made previously) by delivering written notice of revocation to the selling Stockholder and all other Stockholders and the Company.  The fees and expenses of any valuation pursuant to the preceding section shall be borne equally by the Company and the selling Stockholder requesting it, unless the appraisal indicates that the fair market value of the Shares is greater than 125% of the initial fair market value established by the Board of Directors, in which case the Company shall pay the cost of the appraisal, or if the fair market value determined by the appraisal is less than 75% of the initial fair market value as established by the Board, the Stockholder requesting that appraisal shall pay its entire cost.

The Company shall immediately notify each Stockholder when any right to purchase Shares arises pursuant to Section 5.1 and shall keep the Stockholders fully and timely apprised of any decision that it may make to exercise or not exercise its right to purchase Shares (subject, in each case to required approvals under Article 2 hereof).  If the Company does not exercise its right to purchase all Shares that it is entitled to purchase, the Stockholders shall have the right to purchase any such Shares not purchased by the Company in a manner and proportion that fairly reflects their then ownership interest in the Shares pursuant to procedures established by the Board of Directors.

If the Company and/or the Stockholders do not together exercise their right to purchase all Shares held by the selling Stockholder within the specified time periods, that option shall terminate and the Shares proposed to be transferred may be transferred.

5.2                               Exercise; Timing.  The purchase option arising pursuant to Section 5.1 must be exercised by the Company (or the Stockholders) by giving written notice to the Stockholder (or his or her personal representative, if applicable) within thirty (30) days after the right to purchase has accrued under Section 5.1.

5.3                               Closing; Consideration to be Paid.

A.                                    At closing of any sale pursuant to this Article 5, the selling Stockholder shall deliver the Share certificates that are the subject of the sale free and clear of all liens, restrictions and encumbrances (except those arising from this Agreement), duly endorsed, and (if required by the purchaser) with signature guaranteed, and accompanied by all documents necessary to effect such transfer.  In consideration therefor, the purchaser(s) shall pay the purchase price.

B.                                    If at the date of closing the selling Stockholder has any outstanding monetary obligation to the Company or to another purchaser, the Company and any such purchaser shall have the right to set-off any such obligations against the purchase price to be paid to the selling Stockholder by it, and that purchase price shall be reduced accordingly.  The calculation of such setoff and the identification and amount of the obligation shall be given to the seller in a notice not less than five (5) days prior to the Closing.

ARTICLE 6.  MISCELLANEOUS.

6.1                               Registration Rights.  Immediately prior to the closing of the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended, the Company and each Stockholder shall enter into a Registration Rights Agreement providing, among other things, that commencing one hundred eighty (180) days after the completion of that public offering, each Stockholder and any group of Stockholders holding 15% or more of the Company’s then outstanding Common Stock shall have the right to multiple “demand” registrations of their Common Stock on Form S-3 or a successor form thereto which permits incorporation by reference in, at the election of the Stockholders exercising registration rights, an underwritten public offering, or at their election, on a shelf registration statement.  In addition, the Stockholders shall have the right under the Registration Rights Agreement to three (3) piggyback registrations, subject to customary cutbacks and other provisions.  In connection with any registration, the Company shall agree to use its commercially reasonable best efforts to file, cause the registration statement to become effective, and cause the registration statement to remain effective in each case promptly.  The selling Stockholders shall be responsible for paying, in connection with any registration, federal and state registration fees attributable to their shares, costs and expenses of any counsel retained to represent them as contrasted with the Company, underwriting discounts attributable to their Shares, and, in the case of an underwritten offering, printing and similar costs associated with the preparation and distribution of the registration statement and related prospectus.  The Registration Rights Agreement shall include customary terms relating to the accuracy of information provided by the Company and the selling Stockholders, blackout periods, suspension of the prospectus upon notice from the Company, and indemnification by the Company and the selling Stockholders.

6.2                               “Market Stand-Off” Agreement.  In the event of the Company’s first firm commitment underwritten public offering of its common stock registered under the Securities Act of 1933, as amended, each Stockholder hereby agrees that such Stockholder shall not sell or otherwise transfer or dispose of any Company securities held by such Stockholder (other than those included in the registration relating to such offering) for a period specified by the representative of the underwriters of the common stock being sold in such offering, which period shall not exceed one hundred eighty (180) days following the effective date of the registration statement of the Company filed under the Securities Act of 1933, as amended, relating to such offering.  In furtherance of the foregoing, (A) each Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto, and (B) the Company is authorized to impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the applicable period.

6.3                               Equitable Relief.  The parties acknowledge that the Shares are unique, and that any violation of this Agreement cannot be compensated for in damages alone.  Therefore, in addition to all of the other remedies which may be available under applicable law, any party hereto shall have the right to equitable relief, including, without limitation, the right to enforce specifically the terms of this Agreement by obtaining injunctive relief against any actual or threatened violation or non-performance hereof.

6.4                               Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware (and United States federal law, to the extent applicable) without giving effect to principles of conflicts of law.

6.5                               Notices.  All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this section), commercial (including Federal Express) or U.S. Postal Service overnight delivery service, or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as follows:

If to the Company:

VMC Holding Corporation

2555 Telegraph Road

Bloomfield Hills, MI 48302

Attention:  J. Patrick Conroy

Telecopier:  (248) 648-2145

If to PCP:

PCP Holdings, Inc.

2555 Telegraph Road

Bloomfield Hills, MI 48302

Attention:  Executive Vice President and General Counsel

Telecopier:  (248) 648-2135

If to PAG:

Penske Automotive Group, Inc.

2555 Telegraph Road

Bloomfield Hills, MI  48302

Attention:  General Counsel

Telecopier:  (248) 648-2515

If to PTL:

Penske Truck Leasing Co., L.P.

Route 10, Green Hills

Reading, PA  19603-0563

Attention:  Vice President & Treasurer

Telecopier: 610-856-1055

with copy to:

Sr. Vice President & General Counsel

Telecopier: 610-775-6330

If to QEKGS:

QEKGS Investment Holdings, LLC

6120 Parkland Blvd., Ste. 202

Mayfield Hts., OH 44124

Attention: Walter Stuelpe and E.M. deWindt, Jr.

Telecopier: 440-684-9905

with a copy to:

Calfee, Halter & Griswold LLP

1405 East 6th Street

Cleveland, OH 44114

Attention:  Joseph K. Juster

Telecopier:  216-241-0816

if to Phoenix:

Phoenix Life Insurance Company

One American Row, 11th Floor

P.O. Box 5056

Hartford CT 06102-5056

Attention:  Paul M. Chute, CFA

Telecopier:  860-403-5182

with a copy to:

3S Advisors, LLC

400 Hollyhock Ct

Cleveland, OH 44124

Attention: Paul H Cascio, Managing Member

Telecopier:  [                                ]

Notices shall be deemed given upon the earlier to occur of (A) receipt by the party to whom such notice is directed; (B) if sent by facsimile machine, the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. U.S. Eastern Time, or the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent if sent after 5:00 p.m. U.S. Eastern Time; (C) if sent by overnight delivery service, the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier or U.S. Postal Service; or (D) if sent by first class mail, registered or certified, postage prepaid, the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the U.S. Postal Service.  Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

6.6                               Legends.  Each certificate for Shares held by any Stockholder shall be delivered to the Company by each Stockholder and shall be noted conspicuously with the following legend:

The transfer of this certificate and the Shares it represents, as well as certain rights with respect to such Shares, are restricted by an Amended and Restated Agreement between this Company and its Stockholders dated November 5,

2013, as it may be amended from time to time, the terms of which Agreement, as it may be amended, are incorporated herein by reference, and a copy of which may be inspected at the principal office of the Company.

6.7                               Arbitration.

A.                                    Each and every dispute, difference, controversy or claim, whether based on contract, tort, common law, statute or equity (a “Dispute”) arising out of or in connection with or related or incidental to, or question occurring under this Agreement shall be finally settled in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”) by a single arbitrator selected by mutual agreement of the parties to the Dispute within ten (10) days of receipt of a notice of arbitration of a Dispute or, if the parties fail to select an arbitrator by mutual agreement within such ten (10) day period, by JAMS in accordance with its Rules and this Section 6.7.  Any arbitrator selected by JAMS shall be an attorney or retired judge experienced in corporate transactions.  Arbitration of a Dispute shall be commenced by notice provided in accordance with this Agreement and the Rules.  Each party to any arbitration proceeding hereunder shall bear its own expenses in connection with such arbitration, including those of attorneys and experts, and each party thereto shall bear an equal percentage of the costs of the arbitrator and arbitration proceeding, e.g., the arbitration facilities and transcript.  Failure to pay the fees of JAMS and the arbitrator when due shall constitute a separate breach of this Agreement for which the damages shall be awarded by the arbitrator and shall consist of the reasonable attorneys fees and costs incurred to obtain payment of such fees.  The award of the arbitrator shall be rendered in the form of a reasoned award and shall be in writing.  The arbitrator appointed pursuant to this Section 6.7, rather than a court, shall determine any and all challenges and disputes with respect to the arbitrability of a Dispute and the scope of the arbitration obligation under this Agreement.  Furthermore, the arbitrator shall, rather than a court, determine all challenges to the enforceability of this Agreement and the obligation to arbitrate a Dispute.

B.                                    The location of all arbitration shall be Detroit, Michigan or any other place mutually agreed to by the parties to the arbitration proceeding.  However, the arbitrator may hold an arbitration hearing at any location in or outside the State of Michigan when necessary to obtain the testimony or documents of third parties.

C.                                    The parties hereby exclude any right of appeal to any court on the merits of the Dispute.  The provisions of this Section 6.7 may be enforced in any court having jurisdiction over the award or any of the parties or any of their respective assets, and judgment on the award (including without limitation equitable relief required for enforcement of the award) may be entered in any such court.

D.                                    The arbitration of Disputes under this Section 6.7 shall be governed, construed and enforced solely pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq.  The arbitration laws of the states shall not apply.  The law governing all substantive matters pertaining to his Agreement shall be the law of the State of Delaware.

6.8                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of the Company and all of the Stockholders.  An executed counterpart of this Agreement and all amendments hereto shall be kept at the principal office of the Company and shall be made available for inspection by any interested party during regular business hours.

6.9                               Assignments and Transfers.

A.                                    Subject to the restrictions on Transfer set forth herein and Section 6.12 hereof, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, and their personal representatives, estates, successors, and assigns, including any transferee of the Shares subject to this Agreement.  As a condition to any sale of Equity Securities, the purchaser thereof shall agree to be bound by the terms hereof and any transfer or issuance not in compliance with this Section 6.9 shall be given the effect set forth in Section 4.8 hereof.

B.                                    Subject to the limitations set forth in Sections 1.1, 1.2 and 2.1A, to the extent a Stockholder or a transferee thereof has rights under Section 1.1, 2.1B, 2.2, 4.3. 4.4., 4.5 or 4.6 or Article 5 of this Agreement at the time of transfer, such rights may be transferred (and not retained) to any purchaser permitted hereunder of all, but not less than all, of the outstanding Shares then held by such Stockholder.

C.                                    The rights under Sections 2.1A are transferable to a permitted transferee.

D.                                    The rights of any Stockholder or its permitted successor under Articles 1, 2, and 5, and under Sections 4.3 and 4.4 shall lapse if such Stockholder ceases to hold of record at least 5% of the issued and outstanding Common Shares.

6.10                        Severability.  If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, it shall to that extent be omitted, but the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.  In particular, if the provisions relating to Transfers of Shares in Article 5 are determined to constitute an impermissible restriction on transfer, the Company shall have the right to purchase such Shares upon thirty (30) days notice at the purchase price set forth in Article 5.

6.11                        Entire Agreement; Amendment.  This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, representations and understandings relating to the subject matter hereof.  This Agreement may be amended or modified at any time by the affirmative vote at a meeting duly called for that purpose of eighty-five percent (85%) of the Shares then outstanding.

6.12                        Termination.  This Agreement shall terminate upon the affirmative agreement of each of the Stockholders.  This Agreement, if not previously terminated, shall expire upon (x) the effective date of the first registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the initial firm commitment, underwritten public offering of the Company’s common stock, (y) the sale to a third party of all of the outstanding Shares held by the Stockholders, or (z) a merger or combination of the Company with or into another company in which the Shares do not constitute a majority of the voting securities in the surviving corporation.

6.13                        Representations.  Each of the Stockholders represents to the Company and to each other Stockholder that it is the sole record and beneficial owner of the number of Shares set forth next to its name on Schedule A and no other person has any right, title, or interest in or to the Shares which such schedule indicates that he owns.  All such Shares are held by it free and clear of any liens, encumbrances, equities, options, or rights of another whatsoever.

6.14                        Pronouns.  As used in this Agreement, the pronouns “it” and “its” shall mean, when referring to an individual, him, her, his, or hers (as applicable).

6.15                        Issuance of Additional Securities.  If the Company issues or agrees to issue any Preferred Stock or any Equity Security other than Common Stock or options to purchase Common Stock under an Option Plan, each Stockholder shall execute and deliver an amendment to this Agreement providing that all of its provisions other than those of Article 1 shall be applicable to such additional securities.  In addition, if the Company adopts an Option Plan, and any person acquires shares of Common Stock or other equity Securities of the Company pursuant to it, such person as a condition of acquiring such shares or securities shall be required to join in this Agreement by executing an addendum hereunder; and, to the extent necessary, this Agreement shall be appropriately amended to reflect the terms and conditions under which such securities are issued.

6.17                        Amendment and Restatement.  This Agreement amends and restates in its entirety that Stockholders Agreement of the Company executed as of April 20, 2005.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Stockholders’ Agreement has been duly executed on this 5th day of November, 2013 by each of the parties whose name is set forth below.

VMC HOLDING CORPORATION

By:	/s/J. Patrick Conroy
Name: J. Patrick Conroy
Title: Vice President

PCP HOLDINGS, INC.

By:	/s/J. Patrick Conroy
Name: J. Patrick Conroy
Title: Vice President

PENSKE AUTOMOTIVE GROUP, INC.

By:	/s/Robert H. Kurnick, Jr.
Name: Robert H. Kurnick, Jr.
Title: President

PENSKE TRUCK LEASING CO., L.P.

By:	Penske Truck Leasing Corporation,
its General Partner

By:	/s/Scott Cebul
Name: Scott Cebul
Title: Vice President & Treasurer

QEKGS INVESTMENT HOLDINGS, LLC
By:	Gates Group Capital Partners LLC,
its Manager

By:	/s/E.M. de Windt, Jr.
Name: E.M. de Windt, Jr.
Title: Sr. Managing Director & CEO

PHOENIX LIFE INSURANCE COMPANY

By:	/s/Nelson Correa
Name: Nelson Correa
Title: Senior Managing Director, Private Placements

Schedule A

Holder	Number of Shares
PCP Holdings, Inc.	647.74
Penske Automotive Group, Inc.	1339.42
Penske Truck Leasing Co., L.P.	714.42
QEKGS Investment Holdings, LLC	1072.11
Phoenix Life Insurance Company	536.05